Exhibit 5.1

EATON & VAN WINKLE LLP

3 Park Avenue

16th Floor

New York, NY 10016

April 13, 2012

Digital Cinema Destinations Corp.

250 East Broad Street

Westfield, NJ 07090

Re:          Form S-1 Registration Statement (Registration No. 333-178648)

Ladies and Gentlemen:

We have acted as counsel to Digital Cinema Destinations Corp., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-1 (Registration No. 333-178648) initially filed with the Securities and Exchange Commission (the “Commission”) on December 20, 2011, as amended to date (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the registration of the offer and sale of up to 2,300,000 shares of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), including up to 345,000 shares of Class A Common Stock that may be offered and sold by the Company to cover over-allotments pursuant to the Registration Statement (together, the “ Shares”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinion set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.  As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when the Shares are delivered to the Company’s underwriters against payment of the agreed consideration therefor in accordance with the underwriting agreement, the Shares will be validly issued, fully paid and nonassessable.

The opinion expressed herein is based upon and limited to the General Corporation Law of the State of Delaware, including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing.  We express no opinion herein as to any other laws, statutes, regulations or ordinances.

Exhibit 5.1

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Eaton and Van Winkle LLP

Eaton and Van Winkle LLP